Exhibit 5


                                                               December 13, 2004

SUPERCOM LTD.
Millennium Bldg.
3 Tidhar St., P.O.B. 2094
Raanana 43665
Israel


        Ladies and Gentlemen:

We are acting as the Israeli counsel for SuperCom Ltd., an Israeli company (the "Company"), in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of 5,137,910 Ordinary Shares, par value NIS 0.01 per share, of the Company under the 2003 Israeli Share Option Plan (the "2003 Plan") and the 1998 Amended and Restated Share Option Plan (the "1999 Plan").

      In rendering our opinion, we have examined, and have relied as to factual matters upon, originals and copies, certificates, other statements of corporate officers and other representatives of the Company, and otherwise identified to our satisfaction, of such documents, corporate records or other instruments as we have deemed necessary or appropriate for the purposes of this opinion. In our examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies and the authenticity of the originals of such latter documents. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate and other, to enter into and perform all obligations thereunder and also assumed the due authorization by all requisite action, corporate and other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. We have, when relevant facts material to our opinion were not independently established or verified by us, relied to the extent we deemed such reliance proper upon written or oral statements of officers and other representatives of the Company.

      In giving the opinion expressed herein, no opinion is expressed as to the laws of any jurisdiction other than the State of Israel.

      Based upon and subject to the foregoing, we are of the opinion that the ordinary shares of the Company issued or proposed to be issued pursuant to the terms of the 2003 Plan and the 1999 Plan, and the terms of any other agreements relating to such issuance, will be upon receipt of the consideration provided for in the 2003 Plan or the 1999 Plan, validly issued, fully paid and nonassessable upon the issuance of such shares in accordance with the terms therein.

      This opinion is intended solely for the benefit and use of the Company and other persons who are entitled to rely on the Registration Statement, and is not to be used, released, quoted, or relied upon by anyone else for any purpose (other than as required by law), without our prior written consent.

      We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.



                                        Very truly yours,

                                        /s/ Yossi Avraham & Co.